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                                                                      Exhibit 16


                         [Arthur Andersen LLP Letterhead]


March 22, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated March 25, 2002 of Pennzoil-Quaker State Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP


cc:   Mr. James J. Postl, President and Chief Executive Officer,
      Pennzoil-Quaker State Company